Exhibit 10.45
TAMPA, FLORIDA FACILITY AMENDMENT
to
MASTER SERVICE AGREEMENT
DATED OCTOBER 28, 2002
by and between
UNITED PARCEL SERVICE OASIS SUPPLY CORPORATION
and
APAC CUSTOMER SERVICES, INC.
This Amendment to Master Service Agreement (“Amendment”) is executed this                    day of April, 2007, but deemed effective as of April 30, 2007 (“Effective Date”). by and between APAC Customer Services, Inc., an Illinois corporation having its principal place of business at Six Parkway North, Deerfield, Illinois, IL 60015, (“APAC”) and United Parcel Services OASIS Supply Corporation, a Delaware Corporation having its principal place of business at 55 Glenlake Parkway, NE Suite 200, Atlanta, GA 30328, (“UPS” or “Company”) APAC and UPS are sometimes individually hereinafter referred to as a “Party”, and collectively as the “Parties”.
Recitals:
WHEREAS, UPS offers parcel delivery services to its customers (“Products”), and APACE is in the business of providing customer care services on behalf of its clients; and
WHEREAS, APAC currently provides to UPS certain specified customer care services on behalf of UPS to UPS’s customers at UPS’s facility located at 11008 Warwick Blvd., Newport News, Virginia 23601 (“Newport News Facility”) under that certain Master Service Agreement, dated October 25, 2002 (and effective as of October 28, 2002), as modified, amended and/or supplemented by the parties (collectively, the “2002 Agreement”), which 2002 Agreement remains in full force and effect; and
WHEREAS, UPS desires APAC to provide services to UPS at UPS’s facility located at 111 U.S. Hwy. 301 South Tampa, FL 33619 (“Tampa Facility”), which services are substantially similar to the services provided by APAC to UPS at the Newport News Facility under the 2002 Agreement, and APAC desires to provide similar services to UPS at the Tampa Facility; and
WHEREAS, UPS and APAC desire to amend the 2002 Agreement as set forth herein to reflect their agreement regarding APAC’s provision of customer care services to UPS at the Tampa Facility; and
Agreement:
NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:
A.	No Other Modifications. Except as amended hereby, the 2002 Agreement otherwise remains in full force and effect in accordance with its terms.

B.	Conflicts. in the event of a conflict between the provisions of the 2002 Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern.

C.
Definitions. Capitalized terms defined in this Amendment shall have the meanings ascribed to them by such definitions. All undefined capitalized terms used in this Amendment shall have the same meanings ascribed to them in the 2002 Agreement.

D.	2002 Agreement Amended. The 2002 Agreement is hereby amended as follows:
1.	Training.

APAC will arrange for and provide the training for APAC CSRs who are providing the Services to UPS. Training will include, but may not be limited to, internal and outside classroom training, Program-specific and product education, and “on the job” training. CSRs will receive initial new hire training for basic skills, including (i) APAC and UPS policies and procedures, (ii) training on Existing Core Programs (e.g. shipping, tracking, universal, CSTA, internet, international, international support representative, billing, strategic customer associates), and (iii) may, in addition, receive (a) refresher training to enhance a CSR’s performance, (b) training for conversion from one Existing Core program to another or to a different program, (c) training for rate changes, (d) training for existing programs other than Existing Core programs (e.g., international and Internet), (e) training for new Programs to be introduced, (f) training for new program features, or (g) training for new services.

APAC/UPS Tampa Amend	APAC Rev 17 Apr 07

Training Costs
A.	APAC will provide, at its cost, the following CSR training described above:
(i)	New hire training, except as otherwise provided herein

(ii)	Training for Existing Core Programs

(iii)
Training for conversion from one Existing Core Program to another, (e.g., shipping agent to universal, universal agent to CSTA, CSTA agent to billing, billing to SCA. (Or any combination of an Existing Core Program to another Existing Core Program)

(iv)
Basic skills training and Existing Core Program training, as may be appropriate, for CSRs who return after a leave of absence (not to include training for new items that arose after the commencement of the leave of absence).

B.	UPS will pay APAC for the following CSR training:

At Base Rate:
(i)	Training for rate changes, system changes and upgrades

(ii)	Training for new services, New Programs

(iii)	Any other training as the Parties may agree
At Training Rate:
(i)
Ramp-up Training: The Training Rate shall be used for ramp-up training for existing Programs. For example, if the call volume for any existing Program volume exceeds five (5%) percent (or more) of the prior month’s call volume such change in volume shall be deemed to be a material change in call volume permitting APAC to charge UPS for the necessary Ramp-up Training (at the Training Rate).

Special Training Circumstances
Notwithstanding the foregoing provisions to the contrary, the Parties agree that in the event of a new Program or segment which would require an increase of staffing at a Facility, UPS and APAC will meet, prior to such implementation, to agree on all training and deployment costs, and the allocation thereof.
2.	Addition of Tampa Facility. Section 3.A. of the 2002 Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following text:

“Centers. Except as expressly set forth herein, APAC shall perform the Services at the following locations, now owned, or leased by UPS:

UPS Customer Service Center — 11008 Warwick Blvd., Newport News, VA 23601; and

UPS Customer Service Center — 111 U.S. Hwy. 301 South Tampa, FL 33619”

3.	Services
A.
The Services APAC currently performs for UPS at the Newport News Facility under the 2002 Agreement are more particularly described (i) in Section 1.A. of the 2002 Agreement, and (ii) further detailed in Column 1 of Attachment G to the 2002 Agreement (collectively, the “Newport News Services”).

B.
APAC hereby agrees to perform the Services for UPS at the Tampa Facility in the same manner as such Services are performed by APAC under the 2002 Agreement (as modified herein). The Services to be provided by APAC to UPS at the Tampa Facility are more particularly described (i) in Section 1.A. of the 2002 Agreement, and (ii) further detailed in Column 1 of Attachment A to this Amendment (collectively, the “Tampa Services”). For avoidance of doubt, the Newport News Services and the Tampa Services are both deemed to be “Services” under the 2002 Agreement.

C.	Except as otherwise provided in this Amendment, all Services (including Newport News Services and Tampa Services) shall be performed by APAC in accordance with the terms of the 2002 Agreement.
4.	Rates For Services; Cost Of Living Adjustments.
A.	Newport News Rates. Effective as of January 1, 2007, the Rates payable by UPS to APAC for Newport News Services are set forth in Attachment A to this Amendment.

B.	Tampa Rates. The Initial Rates payable by UPS to APAC for Tampa Services are set forth in Attachment A to this Amendment.

C.
The Parties agree that such Rates for Tampa Services and Newport News Services shall be subject to (i) modification and/or amendment by agreement of the Parties from time to time, (ii) adjusted by the mutual agreement of the Parties in accordance with the provisions of the 2002 Agreement, and/or (iii) modification due to COLA adjustments in accordance with the provisions of Paragraph P. of Attachment A to the 2002 Agreement.

APAC/UPS Tampa Amend	APAC Rev 17 Apr 07

5.
Quality Scorecard Matrix For Services; Volume Adjustments. From and after the Effective Date of this Amendment, the Parties agree that the Quality Scorecard Matrix attached to this Amendment as Attachment B shall apply to all Services provided by APAC to UPS under the 2002 Agreement, including both the Tampa Services and the Newport News Services. Accordingly, the Quality Scorecard Matrix set forth in Paragraph L. of Attachment A to the 2002 Agreement is hereby deleted, and the Quality Scorecard Matrix attached to this Amendment as Attachment B is hereby substituted in its place.

6.
Additionally, the Parties agree that (a) the Volume Adjustment provisions set forth in the Paragraph K on page 31 of the Service Addendum (which is Attachment A to the 2002 Agreement) (“Newport News Volume Adjustment”) shall apply to the Services performed at the Newport News Facility, and (b) the Call Volume Adjustment provisions set forth on Attachment B of this Amendment (“Tampa Volume Adjustment”) shall apply to the Services performed at the Tampa Facility. Accordingly, for purposes of making adjustments (if any) to the Base Rates due to Call Volumes received at each facility, for each calendar quarter:

(i)
the Base Rate increases and/or decreases (as applicable) for the Newport News Facility shall be determined by applying the Newport Volume Adjustment to the number of Billable Hours billed by APAC for Services performed at the Newport News Facility during such quarter; and

(ii)
the Base Rate increases and/or decreases (as applicable) for the Tampa Facility shall be determined by applying the Tampa Volume Adjustment to the number of Billable Hours billed by APAC for Services performed at the Tampa Facility during such quarter.

7.
Parties’ Obligations. APAC and UPS each agree that except as otherwise expressly set forth in this Amendment, with respect to the Tampa Facility and the Tampa Services, each Party is bound by all of its respective rights, duties and obligations under the 2002 Agreement (including, but not limited to, Attachments A through F inclusive).

8.
Negotiation of Definitive Agreement. The Parties acknowledge and agree that they have entered into this Amendment as a temporary measure; with the expectation that the Parties shall promptly enter into good faith negotiations with each other with the purpose of amending and updating the 2002 Agreement. The Parties currently contemplate that such proposed updated agreement (“2007 Agreement”) will be of a duration agreed to by the parties, and is intended to apply to all Services and facilities (including, but not limited to the Tampa Services and the Newport News Services, and the Tampa Facility and the Newport News Facility). Upon the execution of this Amendment, each Party agrees to promptly commence, and diligently and in good faith pursue contract negotiations in which the parties will negotiate in good faith to try to reach a mutually acceptable 2007 Agreement within ninety (90) days after the Effective Date of this Amendment.

9.	Copiers, Printers, Facsimile Machines, Postage Machines: The following text shall be added as a new paragraph 8 under Section 3.C of the 2002 Agreement (Supplies).

“With respect to the Tampa Facility APAC shall be responsible for providing and maintaining copiers, printers and facsimile machines, and shall bear all risk of loss or damage with respect to such equipment.”

10.	Security. The following text shall be added at the end of paragraph 2 under Section 3.B of the 2002 Agreement (Supplies).

“Without limiting the generality of the foregoing, with respect to the Tampa Facility, APAC shall be responsible for providing, at its own cost and expense, security services to monitor the Tampa Facility and the attendant parking area. Such security services shall be provided (i) during the hours Services are provided, and (ii) at a level reasonably deemed sufficient by APAC to monitor the Tampa Facility and the activities occurring thereon, but no less than what is commercially reasonable to protect the health and safety of employees and patrons of the Tampa Facility.”

11.
Affected Employees of the Tampa Facility. Prior to the Effective Date, APAC will have offered employment to the employees of TeleTech Holdings, Inc. and its affiliates (“TeleTech”) generally identified in Attachment C (“Affected Employees”) for continued employment at the Tampa Facility. “Transitioned Employees” will mean Affected Employees who accept APAC’s offer of employment and become employed by APAC effective as of the Effective Date (or such other date as the Parties agree). Terms for APAC’s offers of employment to Affected Employees and for employment of Transitioned Employees will be consistent with the provisions of Attachment C.

12.
Kitchen Wall. APAC acknowledges and agrees that TeleTech constructed a kitchen wall at the Tampa Facility. APAC hereby agrees to assume and be responsible for the obligations and duties set forth in that certain letter agreement by and between UPS and TeleTech dated August 23, 2005 pertaining to the kitchen wall. For purposes of the 2202 Agreement, the parties further acknowledge and agree that all references to TeleTech in such letter agreement shall mean APAC.

APAC/UPS Tampa Amend	APAC Rev 17 Apr 07

IN WITNESS WHEREOF, each Party has caused this Addendum to be signed by its duly authorized representative with effect from the date first written above.

APAC Customer Services, Inc.		United Parcel Services OASIS Supply Corporation

By:	/s/ David. J LaBonte David. J LaBonte, Senior Vice Pres. — Operations	By:	/s/ Barbara Houghton Name: Barbara Houghton
Title: Vendor Relations Manager
By:	/s/ George H. Hepburn III George H. Hepburn III, Sr. VP & CFO
		By:	/s/ Camille Kielty
Name: Camille Kielty
Title: VP/General Mgr. CSC’s

             4/25/07

APAC/UPS Tampa Amend	APAC Rev 17 Apr 07